Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

AGM Group Holdings Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value US$0.05 per share, underlying convertible advances and pre-delivery shares	(1)	Other	7,649,160	$4.8750	$37,289,655.00	0.0001381	$5,149.70

Total Offering Amounts:							$37,289,655.00		5,149.70
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$5,149.70

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional securities that may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act. Represents up to 7,649,160 Class A Ordinary Shares, including (i) 7,449,160 Class A Ordinary Shares issuable upon conversion in full of convertible advances (the “Advances”) issued pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) that we entered into with the Selling Shareholder on September 22, 2025, (ii) 50,000 Class A Ordinary Shares (the “Pre-Delivery Shares”), and (iii) the exercise of pre-funded warrants to purchase an additional 150,000 Pre-Delivery Shares.

The proposed maximum offering price per security and proposed maximum aggregate offering price are based upon the average of the high ($5.20) and low ($4.55) prices of the ordinary shares as reported on the Nasdaq Capital Market on October 17, 2025.